UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 13, 2006

INTERCHANGE FINANCIAL SERVICES CORPORATION
(Exact name of registrant as specified in its charter)

New Jersey (State or other jurisdiction of incorporation)	1-10518 (Commission File Number)	22-2553159 (IRS Employer Identification No.)

Park 80 West/Plaza Two, Saddlebrook, NJ (Address of principal executive offices)	07663 (Zip Code)

Registrant’s telephone number, including area code: (201) 703-2265

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[X]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement

        On April 13, 2006, TD Banknorth Inc. (“TD Banknorth”) and Interchange Financial Services Corporation (“Interchange”) entered into an Agreement and Plan of Merger (the “Agreement”), which sets forth the terms and conditions pursuant to which a newly-formed subsidiary of TD Banknorth will be merged with and into TD Banknorth (the “Merger”). The Agreement provides, among other things, that as a result of the Merger each outstanding share of Interchange common stock (subject to certain exceptions) will be converted into the right to receive $23.00 in cash, without interest.

        Consummation of the Merger is subject to a number of customary conditions, including, but not limited to (i) the approval of the Agreement by the shareholders of Interchange and (ii) the receipt of requisite regulatory approvals of the Merger and the proposed merger of Interchange’s banking subsidiary, Interchange Bank, with and into TD Banknorth’s banking subsidiary, TD Banknorth, N.A., immediately following consummation of the Merger.

        For additional information, reference is made to the press release dated April 13, 2006, which is included as Exhibit 99.1 and is incorporated herein by reference, and the other exhibit filed herewith.

Item 8.01 Other Events

        Due to the proposed merger described in Item 1.01, Interchange’s Annual Meeting of Shareholders has been postponed in order to allow Interchange to combine its Annual Meeting with the special meeting of Interchange shareholders required to vote on the proposed merger with TD Banknorth. It is currently anticipated that this special meeting will occur during the third quarter of 2006.

Item 9.01 Financial Statements and Exhibits

(d)	The following exhibits are included with this Current Report on Form 8-K:

Exhibit No.	Description

2.1	Agreement and Plan of Merger between Interchange and TD Banknorth, dated as of April 13, 2006

99.1	Press Release dated April 13, 2006

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SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 19, 2006	INTERCHANGE FINANCIAL SERVICES CORPORATION

By: /s/ Charles T. Field Name: Charles T. Field Title: SVP and Chief Financial Officer

Exhibit Index

Exhibit No.	Description

2.1	Agreement and Plan of Merger between Interchange and TD Banknorth, dated as of April 13, 2006

99.1	Press Release dated April 13, 2006